Exhibit 99.1

FRANKLIN BANK CORP. COMPLETES ACQUISITION
OF CEDAR CREEK BANCSHARES, INC.

     Houston, Texas, December 6 — Franklin Bank Corp. (NASDAQ: FBTX) today announced the closing of its acquisition of Cedar Creek Bancshares, Inc. for approximately $11.3 million in cash and 670,522 shares of Franklin Bank Corp. common stock. Cedar Creek is headquartered in Seven Points, Texas. The Cedar Creek banking franchise will expand the banking presence of Franklin Bank Corp. in the East Texas market. As of September 30, 2004, Cedar Creek had approximately $104.9 million in assets, $93.2 million in deposits and $11.4 million in shareholders’ equity.

     Cedar Creek’s banking subsidiary, Cedar Creek Bank, merged into Franklin Bank, S.S.B., which is a wholly owned subsidiary of Franklin Bank Corp. Cedar Creek Bank operates five banking locations, four of which are located in Henderson County and one of which is in Navarro County, Texas. Prior to the merger, Cedar Creek Bank was the third largest bank in Henderson County.

     Tony Nocella, President and Chief Executive Officer of Franklin Bank Corp., said “We are excited to be able to provide our services to the rapidly growing Henderson and Navarro counties. Franklin is committed to providing personalized service to our customers. We strive to know our customers, to call each customer by their name, to treat them with courtesy and respect, and to provide the most timely and responsive service in the industry. Customers will continue to have the same trusted financial advisors they have come to know. Cedar Creek Bank will maintain its identity.”

     Tom Carpenter, President of Cedar Creek, added “The relationship we have formed with Franklin will provide us an opportunity to provide customers throughout Henderson and Navarro counties with a greater variety of financial services and products. Our same friendly and knowledgeable bankers will still be there to provide that same personalized service that has set us apart from our competitors and that our customers have trusted for the past 20 years.”

     Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction lending, and mortgage banker finance. Prior to the merger, the bank had 16 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and seven in the Austin market, seven regional residential construction lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 59 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Statements

     This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

     Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies’ business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

     Forward looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.

     We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.

Contact:
Investor Relations: Kris Dillon (713) 339-8999